Exhibit 99.1

Power Solutions Business
Combined Financial Statements as of December 29, 2013
(Successor) and December 30, 2012 (Predecessor), for the
periods from July 26, 2013 - December 29, 2013 (Successor)
and December 31, 2012 - July 25, 2013 (Predecessor), and
the Years ended December 30, 2012 (Predecessor) and
January 1, 2012 (Predecessor)

Table of Contents
Page No.
Independent Auditors' Report Combined Financial Statements:	F-2
Combined Balance Sheets as of December 29, 2013 (Successor) and December 30, 2012 (Predecessor)	F-4
Combined Statements of Operations for the periods from July 26, 2013 - December 29, 2013 (Successor) and December 31, 2012 - July 25, 2013 (Predecessor), and the Years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor)

F-5
Combined Statements of Comprehensive Income for the periods from July 26, 2013 - December 29, 2013 (Successor) and December 31, 2012 - July 25, 2013 (Predecessor), and the Years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor)

F-6
Combined Statements of Changes in Parent Company Equity for the periods from July 26, 2013 - December 29, 2013 (Successor) and December 31, 2012 - July 25, 2013 (Predecessor), and the Years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor)

F-7
Combined Statements of Cash Flows for the periods from July 26, 2013 - December 29, 2013 (Successor) and December 31, 2012 - July 25, 2013 (Predecessor), and the Years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor)

F-8
Notes to Combined Financial Statements	F-10

Independent Auditors' Report

To the Management of the
 Power Solutions Business:
We have audited the accompanying combined financial statements of the Power Solutions Business (see Note 1 to the combined financial statements), which comprise the combined balance sheets as of December 29, 2013 (Successor) and December 30, 2012 (Predecessor), and the related combined statements of operations, comprehensive income, changes in parent company equity, and cash flows for the period from July 26, 2013 through December 29, 2013 (Successor), for the period from December 31, 2012 through July 25, 2013 (Predecessor), and for the years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), and the related notes to the combined financial statements.
Management's Responsibility for the Combined Financial Statements
Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Power Solutions Business' preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the internal control of the Power Solutions Business. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Power Solutions Business as of December 29, 2013 (Successor) and December 30, 2012 (Predecessor), and the results of its operations and its cash flows for the period from July 26, 2013 through December 29, 2013 (Successor), for the period from December 31, 2012 through July 25, 2013 (Predecessor), and for the years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), in accordance with accounting principles generally accepted in the United States of America.
Emphasis of Matters
As discussed in Notes 1 and 3 to the combined financial statements, on July 25, 2013, Power-One, Inc., including the Power Solutions Business, was acquired by ABB Ltd. (the "Merger"). The Merger was recorded using the acquisition method of accounting. Accordingly, the accompanying combined financial statements reflect a new basis of accounting for the Power Solutions Business resulting from the recording of all of its assets and liabilities to their respective fair values as of the Merger date of July 25, 2013. Our opinion is not modified with respect to this matter.
As discussed in Notes 1 and 15 to the combined financial statements, the Power Solutions Business has historically operated as part of Power-One, Inc. and as a result had entered into a number of transactions with other Power-One, Inc. entities (the "Group"). The Group shared many functions and services that were performed by various members of the Group.  During the periods presented in the accompanying combined financial statements, the costs of such shared functions and services have been allocated across the relevant members of the Group on a basis that management believes results in a reasonable reflection of the utilization of each service provided or the benefit received by the Power Solutions Business. The allocated costs may not necessarily be indicative of the costs that would have been incurred by the Power Solutions Business if it had performed these functions or received these services on a standalone basis. Our opinion is not modified with respect to this matter.

/s/ Deloitte & Touche LLP

Los Angeles, California
December 10, 2014

Power Solutions Business
Combined Balance Sheets
(In Thousands)

	December 29, 2013	December 30, 2012
	(Successor)	(Predecessor)
ASSETS
CURRENT ASSETS:
Cash	$21,470	$30,121
Accounts receivable:
Trade, less allowance for doubtful accounts of $326 on December 29, 2013 (Successor) and $2,277 on December 30, 2012 (Predecessor)	55,569	59,025
Other	3,543	3,721
Inventories	31,372	43,298
Prepaid expenses and other current assets	4,482	2,370
Total current assets	116,436	138,535
PROPERTY AND EQUIPMENT, net	30,092	23,831
INTANGIBLE ASSETS, net	22,816	12,108
GOODWILL	20,485	-
OTHER ASSETS	956	4,847
TOTAL ASSETS	$190,785	$179,321

LIABILITIES AND PARENT COMPANY EQUITY
CURRENT LIABILITIES:
Accounts payable	$44,810	$46,200
Income tax payable	1,978	963
Other current liabilities	21,941	34,840
Intercompany loan payable	3,700	-
Total current liabilities	72,429	82,003
OTHER LONG TERM LIABILITIES	30,137	25,969
TOTAL LIABILITIES	102,566	107,972

COMMITMENTS AND CONTINGENCIES (NOTE 10)

PARENT COMPANY EQUITY:
Parent company investment	85,299	43,730
Accumulated other comprehensive income	2,920	27,619
Total Parent company equity	88,219	71,349
TOTAL LIABILITIES AND PARENT COMPANY EQUITY	$190,785	$179,321

See accompanying notes to combined financial statements

Power Solutions Business
Combined Statement of Operations
(In Thousands)

	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
NET SALES	$110,483	$141,033	$279,568	$319,425
COST OF GOODS SOLD (a)	98,688	111,584	218,321	252,077
GROSS PROFIT	11,795	29,449	61,247	67,348
OPERATING EXPENSES:
Selling, general and administrative (b)	23,406	30,720	34,368	36,051
Research, development, and engineering	6,309	9,731	19,584	20,915
Amortization of intangible assets (c)	466	152	258	260
Litigation (d)	-	4,267	282	1,345
Liquidation of subsidiaries	-	-	-	(18,425)
Total operating expenses, net	30,181	44,870	54,492	40,146
INCOME (LOSS) FROM OPERATIONS	(18,386)	(15,421)	6,755	27,202
Interest expense	-	-	-	(3,438)
Other income (expense), net	(861)	891	(629)	837
INCOME (LOSS) BEFORE TAXES	(19,247)	(14,530)	6,126	24,601
PROVISION FOR INCOME TAXES	24,730	5,709	8,960	6,436
INCOME (LOSS) BEFORE EQUITY EARNINGS (LOSS) IN JOINT VENTURE	(43,977)	(20,239)	(2,834)	18,165
EQUITY EARNINGS (LOSS) IN JOINT VENTURE	-	(2,355)	(254)	577
NET INCOME (LOSS)	$(43,977)	$(22,594)	$(3,088)	$18,742

See accompanying notes to combined financial statements.

(a)	During the period July 26, 2013 – December 29, 2013 (Successor) the Company recognized a warranty liability accrual for board mount product amounting to $8.3 million. Refer to Note 9, "Warranties".
(b)
During the period July 26, 2013 – December 29, 2013 (Successor) and the period December 31, 2012 – July 25, 2013 (Predecessor), selling, general and administrative expenses included merger related costs amounting to $7.3 million and $9.8 million, respectively. Refer to Note 3, "Push Down" for a description of the ABB acquisition.
Corporate overhead allocations (excluding any merger costs) from the parent recorded in selling, general, and administrative expenses were $2.4 million, $5.1 million, $8.1 million, and $8.1 million in the period July 26, 2013 - December 29, 2013 (Successor), period December 31, 2012 - July 25, 2013 (Predecessor), Year ended December 30, 2012 (Predecessor), and Year ended January 1, 2012 (Predecessor), respectively. Refer to Note 15, "Related-Party Transactions".

(c)
During the period July 26, 2013 – December 29, 2013 (Successor) cost of goods sold includes $1.1 million of amortization of certain intangible assets. Refer to intangible assets described in Note 7, "Intangible Assets".

(d)	Refer to SynQor Litigation described in Note 10, "Commitments and Contingencies".

Power Solutions Business
Combined Statement of Comprehensive Income
(In Thousands)

	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
NET INCOME (LOSS)	$(43,977)	$(22,594)	$(3,088)	$18,742
OTHER COMPREHENSIVE INCOME (LOSS)
Gain from liquidation of foreign subsidiary, recognized in statement of operations (a)	-	-	-	(18,425)
Foreign currency translation adjustments	2,920	(510)	1,386	(1,427)
OTHER COMPREHENSIVE INCOME (LOSS)	2,920	(510)	1,386	(19,852)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO PARENT COMPANY EQUITY	$(41,057)	$(23,104)	$(1,702)	$(1,110)

(a)
During the year ended January 1, 2012, the Company recorded a gain of approximately $18.4 million from the cumulative translation adjustment balance in connection with the liquidation of several of its European subsidiaries. The cumulative foreign currency gain related to the subsidiaries was released out of accumulated other comprehensive income on its combined balance sheet and recorded in the combined statements of operations

See accompanying notes to combined financial statements.

Power Solutions Business
Combined Statement of Changes in Parent Company Equity
(In Thousands)

(Predecessor)	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
Balance as of January 3, 2011	$26,453	$46,085	$72,538
Other comprehensive loss	-	(19,852)	(19,852)
Net income	18,742	-	18,742
Stock based compensation	3,850	-	3,850
Issuance of Parent's stock upon conversion of convertible notes	36,326	-	36,326
Net transfers from Parent	(13,199)	-	(13,199)
Balance as of January 1, 2012	72,172	26,233	98,405
Other comprehensive income	-	1,386	1,386
Net income	(3,088)	-	(3,088)
Stock based compensation	4,086	-	4,086
Net transfers from Parent	(29,440)	-	(29,440)
Balance as of December 30, 2012	43,730	27,619	71,349
Other comprehensive loss	-	(510)	(510)
Net loss	(22,594)	-	(22,594)
Stock based compensation	5,912	-	5,912
Net transfers from Parent	(9,015)	-	(9,015)
Balance as of July 25, 2013	$18,033	$27,109	$45,142

____________________________________________________________________________________________________________________________________________________________________________

(Successor)	Parent Company Investment	Accumulated Other Comprehensive Income	Total Parent Company Equity
Balance, July 26, 2013	$110,511	$-	$110,511
Other Comprehensive Income	-	2,920	2,920
Net Loss	(43,977)	-	(43,977)
Stock Based Compensation	4,437	-	4,437
Net Transfers from Parent	14,328	-	14,328
Balance, December 29, 2013	$85,299	$2,920	$88,219

See accompanying notes to combined financial statements.

Power Solutions Business
Combined Statement of Cash Flows
(In Thousands)

	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (loss)	$(43,977)	$(22,594)	$(3,088)	$18,742
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,669	3,581	6,814	6,755
Equity loss (earnings) in joint venture	-	2,355	254	(577)
Gain on liquidation of subsidiary	-	-	-	(18,425)
Stock-based compensation	4,437	5,912	4,086	3,850
Net loss on disposal of property and equipment	684	598	431	905
Deferred income taxes, net	(1,164)	(620)	256	(2,923)
Changes in operating assets and liabilities:
Accounts receivable, net	(5,558)	8,986	8,101	31,796
Other receivables	(716)	995	1,252	2,863
Inventories	13,836	(1,313)	29,357	4,107
Prepaid expenses and other current assets	718	(606)	817	428
Accounts payable	5,835	(7,925)	(13,993)	(17,655)
Income taxes	1,980	5,508	4,123	5,945
Other liabilities (a)	2,045	9,284	(1,247)	(6,401)
Net cash provided by (used in) operating activities	(17,211)	4,161	37,163	29,410
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(2,015)	(3,688)	(2,839)	(9,076)
Other assets, net	(203)	283	(424)	1,266
Net cash used in investing activities	(2,218)	(3,405)	(3,263)	(7,810)

(Continued)

See accompanying notes to combined financial statements

Power Solutions Business
Combined Statement of Cash Flows (Continued)
(In Thousands)

	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from Short Term Intercompany loan	3,700	-	-	-
Parent Company investment, net	14,977	(8,897)	(29,166)	(13,459)
Net cash provided by (used in) financing activities	18,677	(8,897)	(29,166)	(13,459)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	550	(308)	608	49
INCREASE (DECREASE) IN CASH	(202)	(8,449)	5,342	8,190
CASH BALANCE AT BEGINNING OF PERIOD	21,672	30,121	24,779	16,589
CASH BALANCE AT ENDING OF PERIOD	$21,470	$21,672	$30,121	$24,779
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest	$-	$-	$28	$3,780
Cash paid for income taxes, net of refunds	$2,111	$1,715	$4,909	$4,571

(a)	During the period July 26, 2013 – December 29, 2013 (Successor), the Company paid $27.4 million to SynQor as part of the legal proceeding. Refer to Note 10, "Commitments and Contingencies".
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES

During the fiscal year ended January 1, 2012, the Senior Convertible Notes due 2019, with a carrying value of $36.3 million, including unamortized debt issue costs and accrued interest, were converted into 36,375 of the Parent's non-voting Series C Junior Participating Convertible Preferred Stock. The Company accounted for this debt conversion in accordance with ASC 470, "Debt with Conversion and Other Options" as applicable. This transaction was determined to be related to the Company as the original proceeds from the notes were used to support the operations and activities of the Company.
(Concluded)
See accompanying notes to combined financial statements.

Power Solutions Business
Notes to Combined Financial Statements
NOTE 1. BASIS OF PRESENTATION
Organization— The combined financial statements include the accounts of the Power Solutions ("PS" or the "Company") reportable business segment (in accordance with ASC 280) of Power-One, Inc. ("Power-One" or the "Parent"), as of and for periods prior to July 25, 2013, when ABB Ltd acquired Power-One as more fully described below, and ABB Ltd ("ABB") as of and for the period from July 26, 2013 to December 29, 2013. For presentation and disclosure purposes within the notes to the combined financial statements, Power-One is referred to as the Parent for all periods presented, although ABB is effectively the ultimate parent as of and for the period from July 26, 2013 to December 29, 2013.
Historically, Power-One was organized into the Renewable Energy ("RE") and the PS segments based on the products and services provided.
The RE segment offers inverters and accessories for the photovoltaic/solar markets. These inverters convert DC energy from solar panels into AC energy for customer use or for the utility grid.
The PS operating segment, headquartered in San Jose, California, has a global sales footprint and has manufacturing facilities in Slovakia and China and a diverse customer base that includes some of the largest corporations and distributors in the world. PS is a leading provider of high-efficiency and high-density power conversion products for server, storage and networking equipment, industrial applications and power systems. PS also designs and manufactures complete power system solutions for the telecommunications industry, employing both conventional AC/DC systems as well as systems employing alternative energy hybrid solutions for off-grid or poor-grid areas. Many of these products employ state-of-the-art digital and analog controls as well as Power-One's own proprietary Digital Power Technology ("DPT") for AC/DC applications. PS supplies products for a wide range of industrial applications such as transportation, process control, medical and semiconductor test equipment markets. With hundreds of different standard products and the ability to create custom and semicustom products, PS offers one of the most comprehensive product lines in the power conversion and power management industry.
On July 25, 2013, Verdi Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of ABB, a corporation organized under the laws of Switzerland, merged with and into Power-One (the "Merger") with Power-One surviving the Merger as an indirect wholly-owned subsidiary of ABB. ABB acquired all outstanding shares of Power-One for $6.35 per share in cash. The resulting cash outflows for ABB amounted to $737 million. Although Power-One continued to operate autonomously as a discrete legal entity subsequent to the acquisition, periods prior to July, 25, 2013 reflect the financial position, results of operations, and changes in financial position of the Company prior to the Merger (the "Predecessor") and periods after July 25, 2013 reflect the financial position, results of operations, and changes in financial position of the Company subsequent to the Merger (the "Successor").
Under the guidance provided by the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin Topic 5J, "New Basis of Accounting Required in Certain Circumstances," push-down accounting is required when acquisition transactions result in an entity becoming substantially wholly-owned. As ABB acquired 100% of Power-One, push-down accounting was required.
On April 28, 2014, Bel Fuse, Inc. ("Bel Fuse") announced that it had entered into a definitive agreement to acquire the Company, or the PS business of ABB. The acquisition, which was subject to regulatory approvals and other customary closing conditions, was completed on June 19, 2014. Upon completion the acquisition of PS, Bel Fuse paid approximately $110 million cash, net of cash acquired.

 Power Solutions Business
Notes to Combined Financial Statements (Continued)

Basis of Presentation—The combined financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").  These financial statements have been derived from the consolidated financial statements and accounting records of Power-One, principally from statements and records represented in the PS businesses described above, and represent the carve-out stand-alone combined financial statements.  In preparing the combined financial statements in accordance with U.S. GAAP, management made adjustments to the parent entity accounting records. The adjustments relate to the recording of uncertain tax positions, as described in Note 14, "Income Taxes," as well as the recording of purchase accounting, as described in Note 3, "Push Down."
The combined financial statements include the financial position, results of operations and cash flows of the Power Solutions reportable business segment, which consist of the following legal entities:
  Power-One, Inc.
  PAI Capital LLC (a limited liability company organized under the laws of Delaware)
  Power-One AG (a corporation (Aktiengensellschaft) organized in Switzerland)
  Power-One s.r.o. Slovakia
  Power-One Ltd. UK
  Power-One Limited Ireland
  Power-One B.V. Netherlands
  Power-One SAS France
  Power-One Limited Liability Company (a limited liability company organized under the laws of Russia)
  Power-One Co., Ltd. (a wholly foreign-owned enterprise registered under the laws of the People's Republic of China)
  Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd. China
  Power-One Limited (a company incorporated under the laws of Hong Kong)
  Shenzhen SED IPD International Electronics Device Co., Ltd. (CN)
  Power-One Pte. Ltd (incorporated under the Companies Act and a private company limited by shares with a  registered office in Singapore)
  Power-One GmbH (Germany)
  Power-One S.p.A. (Italy)
  Power-One AS (Norway)
  Power-One Energy Solutions Sdn Bhd (Malaysia)
All revenue, assets and liabilities reflected in the combined financial statements are directly associated with the Company. As described in Note 2, "Significant Accounting Policies" below, the Company does not maintain income tax payable or receivable from the Parent, and management has reflected these balances as being settled immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent Company Equity. To the extent possible, expenses are also directly associated with the Company, however, certain general corporate overhead expenses have been allocated by Power-One to the Company using underlying activity drivers as a basis of allocation, including net sales and personnel headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had they been operating as an independent company for the periods presented or the amounts that will be incurred by the Company in the future. Actual costs that may have been incurred if the Company had been a stand-alone company for the periods presented would depend on a number of factors, including the Company's chosen organizational structure, what functions were outsourced or performed by the Company's employees and strategic decisions made in areas such as information technology systems and infrastructure. Note 15, "Related Party Transactions" provides further information regarding general corporate overhead allocations.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

All intercompany balances and transactions have been eliminated. All significant intercompany transactions between the Company and Power-One or the Company and ABB have been included in these combined financial statements and are considered to be effectively settled for cash in the combined financial statements at the time the transaction is recorded, except for a short term loan payable from ABB in the amount of $3.7 million, as described in Note 15, "Related Party Transactions". The total net effect of the settlement of these intercompany transactions is reflected in the combined statements of cash flows as a financing activity and in the combined balance sheets as "Parent company investment."
All stock-based compensation replacement awards issued at the time of the Merger have been recorded in these combined financial statements. Note 11, "Stock-Based Compensation" provides further information regarding the replacement awards and awards that were subject to accelerated vesting as of the effective time of the Merger.
The Company's reporting period coincides with the 52 or 53 week period ending on the Sunday closest to December 31 and its fiscal quarters are the 13 or 14 week periods ending on the Sunday nearest to March 31, June 30, September 30 and December 31. The fiscal years ended December 29, 2013, December 30, 2012, and January 1, 2012 were 52 week years. Material subsequent events were evaluated through December 10, 2014, the date the combined financial statements were available to be issued, and disclosed where applicable.

NOTE 2. SIGNIFICANT ACCOUNTING POLICIES
Parent Company Investment—The Parent company investment in the combined balance sheets represents Power-One Inc.'s historical investment in the Company, including the effect of the push down accounting due to the ABB acquisition as discussed in Note 3, and the Company's accumulated net earnings after taxes and the net effect of transactions with and allocations from Power-One. See Note 15, "Related Party Transactions," for additional information.
Use of Estimates in the Preparation of the Financial Statements—The preparation of the financial statements and related disclosures in conformity with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the accompanying combined financial statements and accompanying notes. Estimates are used for, but not limited to, the accounting for sales returns and discounts, allowance for doubtful accounts, inventory valuation, depreciation and amortization, warranty costs, indefinite-lived assets impairment, restructuring charges, uncertain tax positions and the recoverability of deferred tax assets, stock-based compensation, business combinations and contingencies. Estimates are also used for allocation of certain expenses (including Power-One corporate expenses) and allocation of Power-One corporate assets and liabilities to the PS business segment, as well as other adjustments required for the preparation of carve-out combined financial statements. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.
Revenue Recognition—In accordance with Accounting Standards Codification ("ASC") 605, "Revenue Recognition," the Company recognizes revenue from product sales when persuasive evidence of an arrangement exists, title transfer has occurred, the price is fixed or readily determinable, and collectability is reasonably assured. Sales are recorded net of sales returns and discounts, which are estimated based upon historical data.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

Title is deemed to pass at the time of shipment (or at the time of inventory consumption for customers on vendor managed inventory programs) because this is the point at which revenue is earned and realizable and the earnings process is complete. For most shipments, title to shipped goods transfers at the shipping point, so the risks and rewards of ownership transfer once the product leaves the Company's warehouse. For shipments in which title transfers at a later date, revenue recognition is delayed.
Shipping and handling costs may be charged to customers and revenue generated by these charges is included in net sales. Costs relating to shipping and handling are included in cost of goods sold.
Generally, the Company offers its distributors a standard agreement which includes payment terms, description of rights to return or exchange product, and price discounts. In general, payment is due within 30 to 45 days of shipment of the product to the distributors. The distributor may have a right to return if the Company discontinues a product that the distributor has on hand. The distributor may have a right to exchange up to 5% of the dollar value of products purchased in the prior quarter, so long as the distributor is currently purchasing at least the equivalent dollar value in new product. Estimated product exchanges or returns are accrued for at the time of the sale based on historical information in accordance with ASC 605-15 "Revenue Recognition—Products." The Company may also give price discounts to a distributor at the time a purchase order is received from the distributor for product that they will sell to a specific customer. The price discount is typically available for one year following issuance of the purchase order for items listed on the purchase order. The Company accrues for the estimated price discount at the time revenue is recognized.
Accounts Receivable and Allowance for Doubtful Accounts—The Company establishes the allowance for doubtful accounts based on its assessment of the collectability of individual customer accounts. The adequacy of these allowances is regularly reviewed by considering internal factors such as historical experience, credit quality and age of the receivable balances as well as external factors such as economic and political conditions that may affect a customer's ability to pay. The Company also considers the concentration of receivables outstanding with a particular customer in assessing the adequacy of its allowances. An allowance for doubtful accounts is provided for at the point it is probable that the receivable is uncollectible.
The Company has established upfront credit limits with our customers, requires certain customers to provide bank guarantees and letters or credit, and has required certain customers to make advanced payment for product in order to mitigate its collection risk.
 Inventories—Inventories are stated at the lower of cost (first-in, first-out method) or market. The Company reviews the historical and projected usage for inventory in determining excess and obsolete inventory. The Company estimates the projected usage of each inventory item by performing a quarterly analysis of expected future usage of raw materials, subassemblies-in-process and finished goods on an item-by-item basis. Such analysis includes the consideration of current sales backlog supported by customer purchase orders as well as forecasted sales of each inventory item for the next four quarters. Forecasted sales of each inventory item takes into consideration historical usage during the last 12 months, expected demand in the next 12 months, known or anticipated technological changes, the commonality of components used in multiple products, the maturity of the product in its life cycle, and any other macroeconomic factors. The methodology for forecasting demand may be modified depending on specific product lifecycles and local circumstances. The Company writes down the carrying value of its inventory in excess of this demand.
Any non-cancelable open purchase orders for components that the Company is obligated to purchase in excess of projected usage, or for open purchase orders where the market price is lower that the purchase order price, are recorded as other accrued expenses on the accompanying combined balance sheet.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

Investments—The Company's equity-method investment is recorded at the cost of the investment adjusted for the Company's respective share of earnings or losses of the investee and any distributions received.
Investments are reviewed periodically to determine whether a decline in fair value below the carrying value is other than temporary. When a decline in the value of an equity-method investment is considered other than temporary, a loss is recognized in the combined statements of operations.
Fair Value Measurements—ASC 820, "Fair Value Measurements and Disclosures" establishes a framework for measuring fair value, and expands disclosures about fair value measurements. ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair values into three levels as follows:
• Level 1—Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
• Level 2—Inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability and inputs that are derived principally from or corroborated by observable market data by correlation or other means.
• Level 3—Unobservable inputs reflect the Company's judgments about the assumptions market participants would use in pricing the asset or liability since limited market data exists. The Company develops these inputs based on the best information available, including the Company's own data.
Financial Instruments—The fair value of certain of the Company's financial instruments, including cash, accounts receivable, prepaid expenses, accounts payable and other current liabilities approximate their recorded carrying amounts because of their short-term nature.
Property and Equipment—Property and equipment are recorded at cost. Provision for depreciation is made based upon the estimated useful lives of the assets, which range from three to 20 years, using the straight-line method. Provision for amortization of leasehold improvements is made based upon the estimated lives of the assets or terms of the leases, whichever are shorter.
Intangible Assets—Intangible assets include identifiable intangible assets assigned as a result of business combinations. A portion of the acquisition cost was allocated among certain identifiable intangible assets determined by management to have value, such as the Company's trade name and product technology. Provision for amortization has been made based upon the estimated useful lives of the intangible asset categories, which range from five years to ten years, using the straight-line method as this best represents the benefits derived.
Impairment of Long-Lived and Indefinite-Lived Assets—The Company reviews the recoverability of the carrying value of long-lived assets using the methodology prescribed in ASC 360—"Property, Plant and Equipment." Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of such assets may not be recoverable. Upon such an occurrence, recoverability of these assets is determined by comparing the forecasted undiscounted net cash flows to which the assets relate to the carrying amount. If the asset is determined to be unable to recover its carrying value, it is written down to fair value. Fair value is determined based on discounted cash flows, appraised values or other information available in the market, depending on the nature of the assets. Methodologies for determining fair value are inherently based on estimates that may change, such as the useful lives of assets and our cash flow forecasts associated with certain assets.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

The Company reviews the carrying value of indefinite-lived intangible assets using the methodology prescribed in ASC 350 "Intangibles—Goodwill and Other." ASC 350 requires that the Company not amortize indefinite-lived intangible assets, but instead subject it to impairment tests on at least an annual basis and whenever circumstances suggest that they may be impaired. The Company determines impairment by comparing the carrying value of indefinite-lived intangible asset to its fair value.
Goodwill —Goodwill is not amortized and is tested for impairment annually or more frequently if events or circumstances indicate that the carrying value may not be recoverable, using either a qualitative or quantitative assessment method. The qualitative assessment involves determining, based on an evaluation of qualitative factors if it is more likely than not that the fair value of a reporting unit is less than its carrying value. If based on this qualitative assessment, it is determined to be more likely than not that the reporting unit's fair value is less than its carrying value, the two-step quantitative impairment test (described below) is performed, otherwise no further analysis is required. If the Company elects not to perform the qualitative assessment for a reporting unit, the two-step quantitative impairment test is performed. In applying the two-step quantitative methodology; first, the fair value of a reporting unit is compared with its carrying value and, second, if there is an implied impairment (the carrying value is greater than the fair value), the measurement of the amount of impairment loss is determined by comparing the implied fair value of goodwill with the carrying amount of that goodwill.
Income Taxes—The provision for income taxes is calculated on a separate entity, separate jurisdiction basis for all material jurisdictions as if the Company completed separate tax returns apart from its Parent although the Company was historically included in the Parent's U.S. federal and state income tax returns and non-U.S. jurisdiction income tax returns. Accordingly, the income taxes as presented in the combined financial statements are not necessarily reflective of the results that the Company would have generated on a standalone basis.
Corporate and other related allocations, such as overhead, and interest expense were allocated to the various tax jurisdictions in which the Company operates. For each of these allocations, various local country rules were reviewed to ascertain the tax effects of these allocations. In tax jurisdictions in which the Company would not receive a deduction had a separate return been filed, the deduction was treated as a permanent difference in the income tax provision. If it was determined that a deduction would be allowed, the statutory rate was used in determining the related tax benefit.  The Company does not maintain income tax payable or receivable from the Parent and management has reflected these balances as being settled immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent Company Equity.

 Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax basis of assets and liabilities and their reported amounts in accordance with ASC 740, "Income Taxes". The Company records a deferred income tax asset in jurisdictions where the Company generates a loss. The Company also records a valuation allowance against these deferred income tax assets in accordance with ASC 740 when, in management's judgment, it is more likely than not that the deferred income tax assets will not be realized in the foreseeable future. Uncertain tax positions are also recorded under the provisions of ASC 740. The Company recognizes, in the combined financial statements, only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the positions. Under these provisions, the Company must assume that the taxing authority will examine the income tax position and will have full knowledge of all relevant information. For each income tax position that meets the more likely than not recognition threshold, the Company then assesses the largest amount of tax benefit that is greater than 50 percent likely of being realized upon ultimate settlement with the taxing authority.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

Stock-Based Compensation—Employees of the Company participate in the stock plans of the Parent/ABB.  On the date of grant, the Parent/ABB estimates the fair value of stock options and performance share units on the date of grant using the Black-Scholes option pricing model.  The Black-Scholes model requires the input of subjective assumptions, including the expected volatility of the Parent / ABB's common stock and an option's expected life. The fair value of the Parent / ABB's restricted stock units is determined based on the closing trading price of its common stock on the grant date. The amount of expense recognized represents the expense associated with the stock-based awards the Parent expects to ultimately vest based upon an estimated rate of forfeitures. The Parent / ABB's estimate of forfeitures is based on historical forfeiture behavior as well as any expected trends in future forfeiture behavior; this rate of forfeitures is updated as necessary and any adjustments needed to recognize the fair value of options that actually vest or are forfeited are recorded. The fair value for awards that are expected to vest is then amortized on a straight-line basis over the requisite service period of the award, which is generally the option vesting term.
Prior to the Merger, the employees of the Company participated in two equity compensation plans: the Power-One, Inc. Amended and Restated 1996 Stock Incentive Plan (the "1996 Plan") and the Power-One, Inc. Amended and Restated 2004 Stock Incentive Plan (the "2004 Plan"). Both plans were approved by the Parent's Board of Directors and shareholders.  The 1996 Plan and the 2004 Plan were terminated pursuant to the Merger on July 25, 2013, at which time no shares of common stock were available for future grants under either plan.
Research, Development, and Engineering—Research, development, and engineering costs include existing product engineering, custom product development, R&D, and quality assurance. R&D costs are expensed in the period incurred in accordance with ASC 730, "Research and Development." R&D expenses were $5.4 million, $7.9 million, $13.5 million and $14.9 million, for the period July 26, 2013 – December 29, 2013 (Successor), for the period December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively.
Warranties—The Company generally offers its customers a standard two-year warranty on power products sold, although warranty periods may vary by product type and application.  The Company reviews its warranty liability quarterly based on an analysis of actual expenses and failure rates accompanied with estimated future costs and projected failure rate trends. Factors taken into consideration when evaluating our warranty reserve are (i) historical claims for each product, (ii) volume increases, (iii) life of warranty, (iv) historical warranty repair costs and (v) other factors. To the extent that actual experience differs from our estimate, the provision for product warranties will be adjusted in future periods. Actual warranty repair costs are charged against the reserve balance as incurred.
As of the year ended December 29, 2013 (Successor) the Company had a specific warranty reserve for $8.3 million related to specific quality issues with its board mount products.  The warranty was established to cover the costs associated with repair, replacement, and cash settlements with customers. A specific reserve was created for this warranty issue in addition to the standard warranty calculation above as it was expected to exceed the historical cost and return rate to resolve this warranty issue.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

Concentration of Risk—Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and trade receivables. The Company sells products and extends credit to customers, primarily in the United States, Europe and Asia; periodically monitors its exposure to credit losses, and maintains allowances for anticipated losses.
Foreign Currencies—The reporting currency for the combined financial statements of the Company is the U.S. dollar. The functional currencies of our foreign subsidiaries are generally the local currency of the subsidiary. The assets and liabilities of companies whose functional currency is other than the U.S. dollar are included in the combined financial statements by translating the assets and liabilities at the exchange rates applicable at the end of the reporting period. The statements of operations and cash flows of such companies are translated at the average exchange rates during the applicable period. Translation gains (losses) are accumulated as a separate component of stockholders' equity. The Company recorded transaction gains and losses in its combined statements of operations related to the recurring measurement and settlement of foreign currency transactions of $(0.8) million, $0.9 million, $(0.2) million and $3.8 million in the period July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively, as part of other (expense) income, net.

NOTE 3. PUSH DOWN
On July 25, 2013, Verdi Acquisition Corporation ("Merger Sub"), a Delaware corporation and indirect wholly-owned subsidiary of ABB, merged with and into Power-One, pursuant to the Agreement and Plan of Merger, dated April 21, 2013, by and among ABB, Merger Sub and Power-One (the "Merger Agreement"), with Power-One surviving the merger as an indirect wholly-owned subsidiary of ABB.
The Merger was recorded using the acquisition method of accounting in accordance with the accounting guidance for business combinations and non-controlling interests. As a result, our accounting requires that the purchase accounting treatment of the Merger be "pushed down", resulting in the adjustment to the basis of all of our net assets to their respective fair values and the recording of intangible assets and goodwill as of the Merger date of July 25, 2013.
The application of push down accounting represents the termination of the old reporting entity and the creation of a new one. In addition, the basis of presentation is not consistent between the Successor and Predecessor entities and the financial statements are not presented on a comparable basis. As a result, the accompanying combined statements of operations, cash flows, and comprehensive income (loss) are presented for two different reporting entities: Predecessor and Successor, which related to the periods and balance sheets preceding the Merger (prior to July 25, 2013), and the period and balance sheet succeeding the Merger, respectively.  In preparing the combined financial statements in accordance with U.S. GAAP, management made adjustments to the parent entity accounting records. The adjustments relating to the recording of purchase accounting are described more fully below in the section covering the excess of the purchase price over the amounts allocated to specific assets and liabilities.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

The allocation of the purchase consideration for purchase of the Power Solutions segment of Power-One was as follows:

(in thousands)	Allocated amounts

Net Assets:
Cash assumed	$21,672
Inventory	44,647
Property and Equipment, net	30,733
Other Net Assets (Liabilities)	(25,050)
Total Net Assets	72,002

Identified Intangible Assets:
Power Solutions Trade Name	11,300
Power Solutions Technology	12,700
Total Intangible Assets	24,000

Goodwill	19,925

Deferred Tax Liability	(2,696)

Allocated Purchase Price	$113,231

Cash, accounts receivable and other net assets (liabilities) were stated at their historical carrying values, which approximate their fair value, given the short-term nature of these assets and liabilities.
Inventories were recorded at estimated fair value, based on computations using net realizable value methodology. In this valuation approach, fair value is estimated based on an approximation of the selling price less the sum of cost to complete (for the subassemblies in-process only), cost of disposal and a profit allowance for the completing and selling effort of the buyer.
The estimate of fair value of property, plant and equipment was based on management's assessment of the acquired assets' condition, as well as an evaluation of the current market value for such assets. In addition, the Company also considered the length of time over which the economic benefit of these assets is expected to be realized and adjusted the useful life of such assets accordingly as of the valuation date.
The Company recorded intangible assets based on their estimated fair value, such intangibles consisting of the Power Solutions Trade Name and Power Solutions Technology. Management used the relief-from-royalty approach to calculate fair value. This method entails quantifying royalty payments which would be required if the asset was owned by a third party and licensed to a company. The imputed royalty payment stream is then adjusted for taxes and discounted to present value using a risk-adjusted discount rate.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

The excess of the purchase price over the amounts allocated to specific assets and liabilities is included in goodwill. During the period July 26, 2013 – December 29, 2013 (Successor) the Company recognized a period expense for a warranty liability related to a board mount product amounting to $8.3 million (refer to Note 9, "Warranties"). This amount was originally reflected in the push-down basis recorded by ABB as of July 26, 2013 as a liability within Other Net Assets (Liabilities) and an increase in goodwill.  None of the goodwill is deductible for tax purposes. The premium in the purchase price paid by the Parent for the acquisition of PS reflects the significant operational and cost synergies that include purchasing optimization due to larger volumes, improvement in manufacturing costs and lower general and administrative costs. As of December 29, 2013, the Goodwill balance increased by approximately $0.5 million due to foreign currency impact.

Total Merger costs recognized during the period July 26, 2013 – December 29, 2013 (Successor) and the period December 31, 2012 – July 25, 2013 (Predecessor) were $7.3 million and $9.8 million, respectively.
NOTE 4. INVESTMENTS
The Company has an investment in a joint venture in China, which is included in other assets on the accompanying combined balance sheets, and is accounted for using the equity method. The Company's percentage ownership in the joint venture was 49.0% during the periods July 26, 2013 - December 29, 2013 (Successor), December 31, 2012 - July 25, 2013 (Predecessor) and the fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor). The carrying value of this investment was zero and $2.4 million at December 29, 2013 (Successor) and December 30, 2012 (Predecessor), respectively. During the periods July 26, 2013 - December 29, 2013 (Successor) and December 31, 2012 - July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the Company recorded income (loss) in earnings in joint venture of zero, $(2.4) million, $(0.3) million, and $0.6 million, respectively, in its combined statements of operations. During the fiscal year ended January 1, 2012 (Predecessor), the Company recorded a dividend of $1.0 million as a return of investment in the joint venture. No dividends were reported during the period July 26, 2013 - December 29, 2013 (Successor), December 31, 2012 - July 25, 2013 (Predecessor) and the fiscal year ended December 31, 2012 (Predecessor).
The $2.4 million loss recorded during the period December 31, 2012 - July 25, 2013 (Predecessor) included an impairment in the joint venture of approximately $1.9 million due to the expectations that the joint venture would continue to create losses for the foreseeable future.
NOTE 5. INVENTORIES
        Inventories consist of the following (in thousands):
	December 29, 2013 (Successor)	December 30, 2012 (Predecessor)
Raw materials	$16,824	$25,488
Subassemblies-in-process	1,569	2,052
Finished goods	12,979	15,758
	$31,372	$43,298

Power Solutions Business
Notes to Combined Financial Statements (Continued)
For the periods July 26, 2013 – December 29, 2013 (Successor) and December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor) the Company wrote down approximately $0.5  million, $2.3 million, $6.8 million and $6.7 million, respectively, related to excess and obsolete inventory and recorded the charges as costs of goods sold.
NOTE 6. PROPERTY AND EQUIPMENT
        Property and equipment consist of the following (in thousands):
	December 29,	December 30,
	2013	2012
	(Successor)	(Predecessor)	Useful Life (yrs)
Land	$249	$83	—
Buildings	6,384	10,022	10-20
Factory and office equipment	24,844	62,735	3-7
Leasehold improvements	1,726	7,563	3-10
Other	27	151	3-7

Total cost	33,230	80,554
Less accumulated depreciation	3,138	56,723

	$30,092	$23,831

Depreciation expense was $3.1 million, $3.4 million, $6.6 million and $6.5 million, for the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively.

NOTE 7. INTANGIBLE ASSETS
        Intangible assets consist of the following (in thousands):
	December 29, 2013 (Successor)
	Gross Intangible Assets	Accumulated Amortization	Foreign Currency Translation Adjustment	Net Intangible Assets	Weighted Average Useful Life (In Years)
Amortizable intangibles
Product technology	$12,700	$1,064	$346	$11,982	5
Trade names	11,300	466	-	10,834	10
Total	$24,000	$1,530	$346	$22,816

 Power Solutions Business
Notes to Combined Financial Statements (Continued)

	December 30, 2012 (Predecessor)
	Gross Intangible Assets	Accumulated Amortization	Net Intangible Assets	Weighted Average Useful Life (In Years)
Indefinite-lived intangibles
Trade name	$11,400	$-	$11,400
Amortizable intangibles
Customer relationships	5,199	4,491	708	7
Total	$16,599	$4,491	$12,108

In accordance with ASC 350, "Intangibles – Goodwill and Other" the Predecessor reviewed indefinite-lived intangible assets for impairment annually, or more often if events or circumstances indicate that impairment may have occurred. In addition, management considers whether certain impairment indicators are present in assessing whether the carrying value of intangible assets may be impaired. There were no indefinite-lived intangible assets other than goodwill for the Successor. No impairment charges were recorded in the period July 26, 2013 - December 29, 2013 (Successor), December 31, 2012 - July 25, 2013 (Predecessor) and the fiscal years ended December 31, 2012 (Predecessor) and January 1, 2012 (Predecessor).
The total amortization expense for the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and for the fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor) was $1.5 million, $0.15 million, $0.26 million and $0.26 million, respectively. The $1.5 million expense recorded during the period July 26 – December 29, 2013 (Successor) was related to amortization of intangible assets of $0.4 million and cost of goods sold of $1.1 million.

        Estimated future amortization expense is as follows (in thousands):

Year ending December 31,	Amortization Expense
2014	$3,726
2015	3,726
2016	3,726
2017	3,726
2018 and after	7,912
Total	$22,816

 Power Solutions Business
Notes to Combined Financial Statements (Continued)

NOTE 8. OTHER CURRENT LIABILITIES
        Other current liabilities consist of the following (in thousands):
	December 29, 2013	December 30, 2012
	(Successor)	(Predecessor)
Litigation reserve (a)	$-	$23,431
Accrued bonuses	1,890	2,332
Accrued payroll and related expenses	4,905	3,881
Accrued warranties, current portion (b)	9,539	1,117
Other accrued expenses	5,607	4,079
	$21,941	$34,840

(a) (b)	See Note 10, "Commitments and Contingencies" for more information on the litigation reserve. See Note 9, "Warranties" for more information on the warranty accrual.

NOTE 9. WARRANTIES
A tabular presentation of the activity within the warranty accrual account is presented below (in thousands):

	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Beginning balance	$2,051	$2,234	$2,891	$3,206
Charges and costs accrued (a)	8,854	575	448	153
Adjustments related to pre-existing warranties (including changes in estimates)	316	(69)	(352)	(230)
Less charges and repair costs	(438)	(616)	(784)	(278)
Change due to foreign currency	(4)	(73)	31	40
Ending balance	$10,779	$2,051	$2,234	$2,891

(a)	The increase in accrued warranties and repair costs during the period July 26, 2013 - December 29, 2013 (Successor) is primarily due to $8.3 million in board mount product warranty liability accrual.
As of December 29, 2013 (Successor) and December 30, 2012 (Predecessor), $1.2 million and $1.1 million, respectively of the accrued warranties were included in other long term liabilities in the accompanying combined balance sheets.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

NOTE 10. COMMITMENTS AND CONTINGENCIES
Leases—The Company leases facilities in various locations around the world under lease agreements expiring at various dates through 2016 in Asia, 2015 in North America and 2017 in Europe.
Future minimum lease payments for operating leases as of December 29, 2013 (Successor) are as follows (in thousands):

Years ending December 31,	Operating Leases
2014	$2,942
2015	1,324
2016	934
2017	284
2018	3
2019 and thereafter	-
Total future minimum lease payments	$5,487

Total rent expense was $1.4 million, $2.2 million, $4.0 million and $4.2 million for the periods July 26 , 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively.
Legal Proceedings—SynQor, Inc. v Power-One, Inc., et. al. United States District Court, Eastern District of Texas, Civil Action No. 2:07cv497 TJW/CE ("497 Case"). This action was initiated by SynQor, Inc. against the Company and eight other power supply manufacturers on November 13, 2007. The complaint alleged that certain products of the Company infringe certain patents held by SynQor in relation to unregulated bus converters and/or point-of-load converters used in Intermediate Bus Architecture (IBA) power supply systems. On December 21, 2010, a jury verdict in favor of SynQor was returned, finding that the defendants directly or indirectly infringed all of the asserted claims in the five patents-in-suit and finding the Company liable for damages in the amount of approximately $25.6 million. The patents-in-suit are United States patents and the decision covers only the sales or uses of infringing products in the United States. On August 17, 2011, final judgment in the amount of approximately $27 million was entered, including supplemental damages of $1.1 million covering sales of accused products from November 1, 2010 through trial and pre-judgment interest in the amount of $0.4 million. In November 2013 the Company was denied its final appeal regarding the SynQor litigation. As a result of this judgment the Company paid $27.4 million to SynQor.
On October 6, 2011, SynQor filed a separate action, SynQor, Inc. v Power-One, Inc., et. al. United States District Court, Eastern District of Texas, Civil Action 2:11-CV-00444-DF ("444 case"). This action was initiated by SynQor against the Company and the other power supply manufacturers sued in the 497 case. The complaint sought post injunction damages against all of the defendants for inducement of infringement. The Company filed a motion to be dismissed from the lawsuit on the grounds that all accused products sold by the Company after December 21, 2010, the date of the jury verdict, were sold outside the United States and were marked, as required by the injunction, as being subject to an injunction and not available for use in products for the U.S. market. On October 12, 2012, defendants' motion to stay the trial pending the CAFC's decision on the appeal of the 497 case was granted.  The Company filed a motion to be dismissed from the lawsuit on grounds that all accused products sold by Power-One Inc. after the jury verdict were sold in compliance with the terms of the injunction. The Company was dismissed with prejudice from the lawsuit in July 2013. On August 29, 2014, SynQor appealed the district court's order granting summary judgment to the Company in the 444 case and its denial of certain supplemental damages, enhanced damages, and attorney's fees as to the other defendants. SynQor filed its opening appeal brief on August 6, 2014. Power-One Inc. filed its appeal brief on October 20, 2014, and SynQor filed its reply brief on November 25, 2014.  The parties are awaiting notification from the Federal Circuit of the date of oral argument.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

As of December 29, 2013 (Successor), the Company does not expect that any future claims/liabilities will result from this patent litigation and no amounts are accrued related to the SynQor litigation.
Indemnification—In the normal course of business the Company periodically enters into agreements to indemnify customers or suppliers against claims of intellectual property infringement made by third parties arising from the use of the Company's products. Historically, costs related to these indemnification provisions have not been significant and the Company is unable to estimate the maximum potential impact of these indemnification provisions on our future results of operations.
In addition, the Company is involved in various other claims and legal proceedings which have arisen in the normal course of business. Management does not believe that the outcome of any currently pending claims or legal proceedings in which the Company is involved will have a material adverse effect on the Company's combined financial position, results of operations or cash flow.
NOTE 11. STOCK-BASED COMPENSATION
Predecessor Compensation Plans
Restricted Stock Awards—restricted stock awards granted from the 2004 Plan included restricted stock units ("RSUs") and performance stock units ("PSUs"). Restricted stock awards were generally subject to forfeiture if employment terminated prior to the release of the restrictions and generally vested three years from the date of grant. During that period, ownership of the shares could not be transferred. The Company expensed the fair market value of restricted stock awards on a straight-line basis, as determined on the date of grant, over the period during which the restrictions lapse.
The Parent's PSU program provided for the issuance of PSUs representing hypothetical shares of its common stock. Each PSU award reflected a target number of shares ("Target Shares") that may have been issued to the award recipient before adjusting for market conditions. The actual number of shares the recipient received was determined at the end of a three-year measurement period based on results achieved versus Parent stock-performance goals and ranged from 0% to 150% of the Target Shares granted. The performance goals for PSUs granted included a market condition based on total shareholder return exceeding that of the MAC Global Solar Energy Index ("SUNIDX") over the three-year measurement period.
Recipients of PSU awards generally must have remained employed by the Parent or subsidiary on a continuous basis through the applicable three-year performance period in order to receive any portion of the shares subject to that award. The expense for those awards, net of estimated forfeitures, was recorded over the requisite service period based on the number of Target Shares that were expected to be earned and the probable achievement of goals during the measurement period.
The Parent granted RSUs and PSUs under the 2004 Plan. The weighted-average grant date fair value per share of awards granted was $7.96 during the year ended January 1, 2012 (Predecessor) and $4.25 during the year ended December 30, 2012 (Predecessor).The fair value of RSUs awarded by the Parent was measured using the closing fair market value as reported on the NASDAQ Global Select Market of the Parent's stock on the date the awards were granted.
The table below represents the range of assumptions used to determine the fair value of the PSUs as estimated on the date of the grant by utilizing the Monte Carlo Simulation method calculation. The Monte Carlo Simulation method was used as the share units contain market condition criteria. No PSUs were granted during the period from December 31, 2012 through July 25, 2013 (Predecessor):

Power Solutions Business
Notes to Combined Financial Statements (Continued)

	Year Ended December 30, 2012 (Predecessor)	Year Ended January 1, 2012 (Predecessor)
Share units granted (in millions)	1.1	0.5
Risk-free interest rate	0.38% ‑ 0.41%	1.00%
Volatility	61% ‑ 67%	84%
Expected term, in years	3	3
Grant date fair value of share units	$3.32 ‑ $4.35	$8.52

A summary of the activity for share awards is presented below:
	Shares (in thousands)	Weighted Average Grant Date Fair Value Per Share
Awards outstanding at December 30, 2012 (Predecessor)	528	$5.72
Awards granted	-	-
PSU Awards vesting at 150% due to ABB transaction (see details below)	83	-
Awards vested and issued	(578)	5.63
Awards forfeited	(33)	5.41
Awards outstanding at July 25, 2013 (Predecessor)	-	$-

The information presented in the table above includes the awards related to employees of the PS business. In addition, there were awards granted to Power-One corporate employees, which are not included in this table. The expenses relating to such awards were partially allocated to the PS business results of operations as reflected in the tables below.
Stock-Based Compensation Plans—prior to the Merger, the employees of the Parent participated in two equity compensation plans: the 1996 Plan and the 2004 Plan. Both plans were approved by the Parent's Board of Directors and shareholders.  The 1996 Plan and the 2004 Plan were terminated pursuant to the Merger on July 25, 2013, at which time no shares of common stock were available for future grants under either plan.
Stock options granted under the 1996 Plan and the 2004 Plan were generally non-qualified stock options. The 2004 plan permitted some options granted to qualify as incentive stock options under the U.S. Internal Revenue Code. The options generally vested over four years and had a maximum contractual life of 10 years. The exercise price of a stock option was equal to the fair market value of the Parent's common stock on the option grant date (as determined by the reported sale prices of the Parent's common stock when the market closed on that date).
The Company estimated the value of employee stock options using the Black-Scholes model. The determination of the fair value of share-based payment awards on the date of grant using an option-pricing model was impacted by the Parent's stock price as well as assumptions regarding a number of complex and subjective variables. The weighted-average assumptions were determined as follows:

Power Solutions Business
Notes to Combined Financial Statements (Continued)

• The risk-free interest rate assumption was based on the return of U.S. government bonds maturing at approximately the same time as the expected term of the options.
• The expected volatility was based on the historical volatilities of the Parent, and factors applicable to the Parent.
• The expected term represents the weighted-average period the stock options are expected to remain outstanding. The Company used the average of the time to vest plus contractual term to estimate the expected term of the unvested options. Employee share options generally differ from transferable, or tradable share options in that an employee cannot sell their share options and can only exercise them, therefore employees generally exercise their options before the end of their contractual term.
• The dividend rate was assumed to be zero based on the fact that the Parent had not historically paid dividends.
The fair value of each option granted during the fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor) was estimated on the date of grant using the Black-Scholes model, with the assumptions shown below.  No options were granted during the period from December 31, 2012 to July 25, 2013 (Predecessor):
	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Predecessor)	(Predecessor)
Risk-free interest rate	1.20%	2.20%
Volatility	86%	84%
Option life, years	5.8	5.8
Stock options granted, in thousands	363.7	262.1

The weighted-average grant date fair value per share of options granted was $5.79 during the year ended January 1, 2012 (Predecessor) and $3.05 during the year ended December 30, 2012 (Predecessor).
During the period December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the following activity related to stock options occurred under the plans:

	Options (in thousands)	Exercise Price per Option	Weighted Average Exercise Price
Options outstanding—December 30, 2012 (Predecessor)	1,113	$2.09 - $12.94	$7.20
Options granted	-	-	-
Options exercised	(146)	$3.9 - $6.36	4.15
Options forfeited	(290)	$4.22 - $11.64	5.55
Options converted to ABB options	(677)	$4.265 - $12.94	7.43
Options outstanding—July 25, 2013 (Predecessor)	-	-	$-

The information presented in the table above includes the options related to employees of the PS business. In addition, there were options granted to Power-One corporate employees, which are not included in this table. The expenses relating to such options were partially allocated to the PS business results of operations as reflected in the tables below.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

Successor Compensation Plans
Restricted Stock Awards—As of the effective time of the Merger, each Parent RSU granted prior to the date of the Merger Agreement and that was outstanding became fully vested and all restrictions thereon lapsed.  The RSUs were then converted automatically into the right to receive from the surviving corporation, no later than five (5) business days following the effective time of the Merger, an amount in cash equal to the value of common stock issued as consideration of the Merger.  Such amount was paid on July 26, 2013.

 Also at the effective time of the Merger, each Parent PSU, whether vested or unvested, that was outstanding and, if applicable, unexercised immediately prior the effective time of the Merger became fully vested and were converted automatically into the right to receive, no later than five (5) business days following the effective time of the Merger, an amount in cash equal to the product of (i) the total number of shares of the Parent's common stock underlying such PSU and (ii) the value of the common stock issued as consideration of the Merger. Such amount was paid on July 26, 2013. For purposes of this paragraph, the PSUs were deemed fully earned at a level that assumed Power-One attained maximum performance with respect to the applicable performance metrics to which such PSUs were subject as of the closing date of the Merger and were fully vested without any pro ration based on the extent to which the performance period under the performance award had lapsed.
The RSUs and PSUs whose vesting was accelerated due to the Merger were revalued at the acquisition price paid for each common share of the Parent's stock. There were no RSUs and PSUs outstanding, granted, vested or forfeited during the period July 26, 2013 - December 29, 2013 (Successor). Accordingly, as of December 29, 2013 (Successor), there was no unrecognized compensation cost related to RSUs granted under the Parent's stock equity plans and no unrecognized compensation cost related to PSUs granted.
For the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the fair value of the RSUs and PSUs that vested during the year and the stock compensation cost in the combined statements of operations related to all stock awards were as follows (in thousands):
	Period From July 26 - December 29, 2013	Period From December 31, 2012-July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Total fair value of stock awards vested	$$4,900	$5,114	$$2,073	$1,949
Stock compensation expense related to stock awards (a)	$$3,100	$3,717	$$2,703	$2,748

Power Solutions Business
Notes to Combined Financial Statements (Continued)

(a)
The expense related to stock compensation is recorded in the combined statements of operation under the following line items: selling, general and administrative, research development, and engineering and cost of goods sold.  During the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the corporate allocations recorded as an expense in the accompanying combined statements of operations related to awards granted were $1.3 million, $2.8 million, $2.2 million and $2.3 million, respectively.

Stock Options— The 1996 Plan and the 2004 Plan were terminated pursuant to the Merger on July 25, 2013, at which time no shares of common stock were available for future grants under either plan.

As of the effective time of the Merger, each Parent option that was outstanding and unexercised immediately prior to the effective time of the Merger, whether vested or unvested, (i) fully vested and became exercisable and (ii) was converted into an option to acquire a number of ABB American Depositary Shares (ABB options) equal to the product of (A) the number of shares of the Parent common stock underlying such Parent option immediately prior to the effective time of the merger and (B) the fraction having a numerator equal to the Merger consideration and having a denominator equal to the ABB American Depositary Share Price ("Option Exchange Ratio"), at an exercise price per share equal to (x) the exercise price per share of such Power-One option immediately prior to the effective time of the merger, divided by (y) the Option Exchange Ratio.
The Parent delivered written notice to each option holder giving each such holder the opportunity to make an irrevocable election in writing to exercise such Parent option immediately prior to the effective time of the Merger and receive a payment for such option from the surviving corporation an amount in cash, in lieu of the rollover of such option described above, equal to the product of (i) the total number of shares of the Parent's common stock underlying such option (or portion thereof) and (ii) the common merger consideration, reduced by the exercise price applicable to such Power-One option (or portion thereof). Any holder of a Parent option who made the election to receive a cash payment in lieu of the rollover ceased to have any rights with respect to the Parent (or portion thereof) for which an election was made and became irrevocable, other than to receive a payment. Any Parent option for which the election was not timely received was treated as discussed in the paragraph above.

The options whose vesting was accelerated due to the Merger were revalued using the acquisition price paid for each common share of the Parent's stock. For the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the intrinsic value of stock options exercised and the stock compensation expense in the accompanying combined statements of operations related to stock options were as follows (in thousands):
	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Total intrinsic value of stock options exercised	$183	$1,673	$289	$66
Stock compensation expense related to stock options (a)	$1,337	$2,195	$1,383	$1,102

Power Solutions Business
Notes to Combined Financial Statements (Continued)

(a)
The expense related to stock compensation is recorded in the combined statements of operation under the following line items: selling and administrative, research and development, and engineering and cost of goods sold. During the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the corporate allocations recorded as an expense in the accompanying combined statements of operations related to options were $0.1 million, $1.3 million, $0.6 million and $0.6 million, respectively.

As the Parent / ABB had NOL carry-forwards, there is no net impact on the Parent Company Equity related to stock-based compensation for the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor). Therefore, there is nothing allocated to the Company in the combined financial statements.
As of December 29, 2013 (Successor), there were no non-vested ABB options granted as part of the Merger. All employee options that were not cashed-out as part of the transaction were exchanged for ABB options.
During the period July 26, 2013 – December 29, 2013 (Successor), the following activity related to stock options occurred under our plans:
	Options (in thousands)	Exercise Price per Option	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
ABB Options outstanding—July 26, 2013 (Successor)	189	-	$-	-	$-
ABB Option granted	-	-	-	-	-
ABB Options exercised	-	-	-	-	-
ABB Options forfeited	(11)	$23.62 - $41.87	31.67	-	-
ABB Options outstanding and exercisable—December 29, 2013 (Successor)	178	$15.24 - $46.23	$26.23	0.85	$632.90

The information presented in the table above includes the options related to employees of the PS business. In addition, there were options granted to Power-One corporate employees, which are not included in this table. The expenses relating to such options were partially allocated to the PS business results of operations as reflected in the tables above.

Power Solutions Business
Notes to Combined Financial Statements (Continued)
NOTE 12. GEOGRAPHICAL INFORMATION
The Company's customers are located throughout the world, and the following table summarizes revenues in different geographic locations for the Company (in thousands):
	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Revenues:(a)
North America(b)	$41,030	$53,540	$102,290	$113,410
Europe	26,478	34,742	66,590	85,100
Asia	41,204	49,902	103,090	113,310
Other	1,771	2,849	7,598	7,605
Total	$110,483	$141,033	$279,568	$319,425

(a)	Revenues are attributable to countries based on location of customer.
(b)
Included in revenue attributable to North America are sales to customers in the U.S. of $32.6 million, $40.0 million, $89.2 million, and $102.9 million for the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively.

The following is a summary of our long-lived assets by geographical locations (in thousands):

	December 29, 2013	December 30, 2012
	(Successor)	(Predecessor)
United States	$1,362	$3,600
China	12,462	12,197
Slovakia	9,463	5,068
Switzerland	6,302	2,524
Other	503	442
Total	$30,092	$23,831

NOTE 13. RETIREMENT PLANS
The Company sponsors or participates in various retirement and pension plans including government sponsored retirement programs and a 401(k) program for U.S. employees.  The Company does not have any defined contribution retirement plans. Most international employees are covered by government-sponsored programs where the costs and liability to the Company are not significant. The costs and liabilities associated with the various plans are not material to the Company for the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor).

Power Solutions Business
Notes to Combined Financial Statements (Continued)

The Company has a 401(k) retirement savings plan covering all U.S. employees, subject to certain participation, age and vesting requirements. The plan provides for a partial Company match at either a discretionary amount or up to specified percentages. Total Company contributions were $0.1 million, $0.2 million, $0.3 million and $0.4 million, for the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively.
NOTE 14. INCOME TAXES
Income before provision for income taxes consisted of the following (in thousands):

	Period From July 26 - December 29, 2013 (Successor)	Period From December 31, 2012 - July 25, 2013 (Predecessor)	Year Ended December 30, 2012 (Predecessor)	Year Ended January 1, 2012 (Predecessor)
United States	$(12,075)	$(14,047)	$147	$1,313
Non-United States	(7,172)	(483)	5,979	23,288
Total	$(19,247)	$(14,530)	$6,126	$24,601

The components of the provision for income taxes are as follows (in thousands):

	Period From July 26 - December 29, 2013 (Successor)	Period From December 31, 2012 - July 25, 2013 (Predecessor)	Year Ended December 30, 2012 (Predecessor)	Year Ended January 1, 2012 (Predecessor)
Current:
Federal	$-	$-	$-	$128
State	-	13	13	29
Foreign	23,687	2,678	2,578	5,145
Total current	23,687	2,691	2,591	5,302
Deferred:
Federal	-	-	-	-
State	-	-	-	-
Foreign	1,043	3,018	6,369	1,134
Total deferred	1,043	3,018	6,369	1,134
Provision for income taxes	$24,730	$5,709	$8,960	$6,436

The effective tax rate was (128.5%), (39.3%), 146.3%, and 26.2% for the periods July 26 , 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively. The significant differences between the effective tax rate and U.S. federal statutory rate of 35% are comprised primarily of losses for which no benefit is provided and differences in foreign tax rates and the U.S. rate.

Power Solutions Business
Notes to Combined Financial Statements (Continued)
The Company's operating results have historically been included in the Parent's (ABB) combined U.S. Federal and state income tax returns. The provisions for income taxes in the combined financial statements have been determined on a separate return basis as if the Company had filed its own tax returns. All tax attributes generated by the Company, as calculated on a separate return methodology not retained by the Company and not used by the Parent historically, will be retained by the Parent.
As of December 29, 2013 (Successor) and December 30, 2012 (Predecessor), the components of deferred income tax assets (liabilities) were as follows (in thousands):
	As of

	December 29, 2013 (Successor)			December 30, 2012 (Predecessor)
	Federal	State	Foreign	Federal	State	Foreign
Current:
Uniform capitalization	$192	$25	$-	$192	$25	$-
Sales discount reserve	364	45	-	259	32	-
Bad debt reserve	237	30	171	540	67	13
Inventory reserve	1,267	158	2,361	1,489	185	1,205
Warranty reserve	3,205	399	333	333	41	167
Legal reserve			-	8,201	1,021	-
Other	854	515	132	913	522	(600)
Subtotal	6,119	1,172	2,997	11,927	1,893	785
Valuation allowance	(6,119)	(1,172)	(170)	(11,927)	(1,893)	(47)
Total current	-	-	2,827	-	-	738
Non-current:
Net operating loss	118,933	8,990	5,998	105,837	7,201	2,676
Intangible assets	(2,621)	924	(3,672)	(3,288)	819	28
Fixed assets	(122)	(12)	1,098	19	6	1,231
Other	4,641	1,118	(494)	5,624	1,310	(42)
Subtotal	120,831	11,020	2,930	108,192	9,336	3,893
Valuation allowance	(120,831)	(11,020)	(4,419)	(112,008)	(9,833)	(2,382)
Total non-current	-	-	(1,489)	(3,816)	(497)	1,511
Net deferred income tax (liabilities) assets	$-	$-	$1,338	$(3,816)	$(497)	$2,249

The Company had total deferred tax assets of $152 million and $140 million and total deferred tax liabilities of $6.9 million and $3.9 million at December 29, 2013 (Successor) and December 30, 2012 (Predecessor), respectively.
The Company records a valuation allowance against its deferred income tax assets in the U.S. and certain other foreign jurisdictions when, in management's judgment, the deferred income tax assets will not more likely than not be realized. For the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the net increase (decrease) in valuation allowances against deferred income tax assets was $2.3 million, $3.3 million, $(3.1) million and $(0.5) million, respectively.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

As of December 29, 2013 (Successor), the Company had federal NOL carry-forwards of approximately $339.2 million which will begin to expire in 2023. The Company's state NOL carry-forwards began to expire in 2013 and the unexpired amount as of December 29, 2013 (Successor) is approximately $106.8 million. These federal and state NOL carryforwards represent tax attributes generated by the Company, as calculated on a separate return methodology but will be retained by the Parent.
The Company also has foreign NOL carry-forwards in various countries totaling approximately $33.4 million, which will begin to expire in 2014. Pursuant to Sections 382 and 383 of the U.S. Internal Revenue Code, the utilization of domestic NOL carry-forwards and other tax attributes may be subject to limitations if certain ownership changes occur during a three-year testing period.
As of December 29, 2013 (Successor), December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the Company's liability for unrecognized tax positions was $17 million $13 million and $8.2 million, respectively, which was recorded in other long-term liabilities. During the periods July 26, 2013 – December 29, 2013 (Successor) and December 31, 2012 – July 25, 2013 (Predecessor), the Company recognized an increase of approximately $1.9 million and $2.1 million in its liability for unrecognized tax positions, plus applicable interest and penalties of $1.8 million and zero, respectively.
Included in the Predecessor and Successor periods are certain amounts related to the Company for the unrecognized tax positions and associated penalties and interest and non-income taxes (e.g. value-added tax), that were not originally reflected in the financial statements of the parent companies.  As these amounts were not previously recorded by the parent entities, the related liabilities were not included in the push-down basis as originally recorded by ABB. The cumulative liability for these tax adjustments was excluded from the push-down accounting as outlined in Note 3 and reflected in the period July 26, 2013 – December 29, 2013 (Successor) as an increase in the provision for income taxes and general and administrative expenses for unrecognized tax benefits and non-income taxes, respectively, and a corresponding increase in the associated liabilities. The historical period expense and period end liabilities were recognized in the Predecessor periods.
A reconciliation of the beginning and ending amounts of the Company's liability for unrecognized tax positions is as follows (in thousands):
Balance at January 3, 2011 (Predecessor)	$4,924
Gross increases—tax positions in current period	3,301
Balance at January 1, 2012 (Predecessor)	8,225
Gross increases—tax positions in current period	4,752
Balance at December 30, 2012 (Predecessor)	12,977
Gross increases—tax positions in current period	2,167
Balance at July 25, 2013 (Predecessor)	$15,144

Balance at July 26, 2013 (Successor)	$-
Gross increases—tax positions in prior periods	15,144
Gross increases—tax positions in current period	1,892
Balance at December 29, 2013 (Successor)	$17,036

The Company's unrecognized tax positions that, if recognized, would impact the effective tax rate are approximately $17.0 million, $15.1 million, $13.0 million and $8.2 million for the periods July 26 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively.
The Company recognizes applicable interest and penalties related to unrecognized tax benefits in income tax expense which were recorded in other long-term liabilities. As of December 29, 2013 (Successor), December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the Company's liability for accrued interest was approximately $0.2 million, $0.2 million and $0.2 million, respectively. As of December 29, 2013 (Successor), December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), the Company's liability for accrued penalties was approximately $5.9 million, $4.0 million and $2.6 million, respectively.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

As of December 29, 2013 (Successor), U.S. income taxes have not been provided on approximately $7.5 million of undistributed earnings of foreign subsidiaries since the Company considers these earnings to be reinvested indefinitely.
Determination of the amount of unrecognized deferred tax liabilities for temporary differences related to investments in these foreign subsidiaries that are essentially permanent in duration is not practicable.
The Company is subject to federal income tax as well as income taxes in many state and foreign jurisdictions. The federal statute of limitations for tax audits remains open for tax years 2010 through 2012, and the statutes of limitation for state tax audits remain open in general for tax years 2009 through 2012. The foreign statutes of limitation for tax audits remain open in general for tax years 2001 through 2012. The Company is currently under audit by certain tax authorities.  The Company does not anticipate that the issues related to the Company's unrecognized tax benefits for positions existing as of December 29, 2013 (Successor) will be resolved during the fiscal year ending December 28, 2014.

NOTE 15. RELATED-PARTY TRANSACTIONS
Trade Activity & Allocation of General Corporate Overhead
As discussed in Note 1- Basis of presentation, the Company has historically operated as part of the Parent and as a result had entered into a number of transactions with other Parent entities (the "Group"). The Group shared many functions and services that were performed by various members of the Parent and costs were allocated across the relevant entities which had benefit during the periods presented herein. The costs were allocated on the basis that management believed was a reasonable reflection of the utilization of each service provided or the benefit received by the Company. The allocated costs, while reasonable, may not be necessarily indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services on a standalone basis.

The Company's transactions with the Parent were as follows (in thousands):

	Period From July 26 - December 29, 2013	Period From December 31, 2012 - July 25, 2013	Year Ended December 30, 2012	Year Ended January 1, 2012
	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)
Corporate overhead allocations from Parent	$2,435	$5,124	$8,057	$8,112
Corporate merger costs allocated to PS	7,345	9,778	-	-
Corporate Interest expense allocated to PS	-	-	-	3,438
Total corporate overhead allocation from Parent	$9,780	$14,902	$8,057	$11,550

Power Solutions Business
Notes to Combined Financial Statements (Continued)

Corporate Overhead Allocations from Parent — The Parent performed certain corporate overhead functions for the Company and costs associated with these functions have been allocated to the Company and reflected in the financial statements contained herein. These functions include, but are not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning, and investor relations. The amounts allocated to the Company are intended to represent the costs of providing these services, and management believes the allocation methods are reasonable. However, the actual cost of obtaining these individual services, if the Company were a standalone company, could be materially different. A majority of the cost of the services provided by the Parent was determined by allocating a portion of the overall Parent corporate costs to the Company based upon the proportion of the Group's revenue and headcount. Corporate overhead allocations from the Parent are recorded in selling, general and administrative expenses in the income statements.

Short term Intercompany loan payable from ABB — A loan payable amounting to $3.7 million was outstanding as of December 29, 2013 (Successor). Such amount was borrowed subsequent to the ABB acquisition in July 2013 and carried no interest. The loan was subsequently repaid in full in the first quarter of 2014.
Parent's Credit facility — On March 29, 2011, Power-One entered into a $150 million revolving credit facility (the "Revolving Credit Facility") with Bank of America, N.A. ("BOA") and a syndicate of other lenders. As of December 30, 2012 (Predecessor), Power-One had no outstanding borrowings under the Revolving Credit Facility. On January 30, 2013, Power-One amended its Revolving Credit Facility and entered into a $50 million senior secured asset based revolving credit agreement (the "Credit Agreement") with BOA as the sole lender and administrative agent. The Credit Agreement was terminated as part of ABB acquisition.

The PS business guaranteed the Parent's Revolving Credit Facility and the Credit Agreement; however since they were allocated to RE, the associated costs were not included in the results of operations of the PS business.

Joint Venture
The Company maintains minority ownership in a joint venture located in China. Refer to Note 4, "Investments". The joint venture may purchase raw components and other goods from the Company and may sell finished goods to the Company as well as to other third parties. The Company records revenue on sales to the joint venture only when the components and goods are for sales to third parties. When the joint venture purchases components that will be assembled and sold back to the Company, no revenue is recorded. The Company also has significant and similar relationships with contract manufacturers. These contract manufacturers may purchase raw components from and sell finished goods back to the Company. No revenue is recognized for these transactions.
The Company paid $4.3 million, $6.9 million, $10.8 million and $18.9 million for inventory purchased from the joint venture during the periods July 26, 2013 – December 29, 2013 (Successor), December 31, 2012 – July 25, 2013 (Predecessor) and fiscal years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor), respectively. At December 29, 2013 (Successor) and December 30, 2012 (Predecessor), the Company owed the joint venture approximately $2.5 million and $3.7 million, respectively, which is included in accounts payable on the accompanying combined balance sheets at the respective dates.

Power Solutions Business
Notes to Combined Financial Statements (Continued)

NOTE 16. SUBSEQUENT EVENTS
Bel Fuse Inc. Acquisition
On April 25, 2014, Bel Fuse Inc. entered into a Stock Purchase Agreement with Power-One and PWO Holdings B.V., pursuant to which Bel Fuse Inc. would acquire the Power-One Power Solutions business of ABB (the "Agreement"). The transaction, which closed on June 19, 2014, resulted in a purchase price of $110 million in cash, net of cash acquired.

Pursuant to the Agreement, at the closing, Bel Fuse Inc. purchased from the sellers all of the outstanding equity interests of the following companies:

•	Power-One Limited Liability Company (a limited liability company organized under the laws of Russia)
•	PAI Capital LLC (a limited liability company organized under the laws of Delaware)
•	Power-One Pte. Ltd. (incorporated under the Companies Act and a private company limited by shares with a registered office situated in Singapore)
•	Power-One Co., Ltd. (a wholly foreign-owned enterprise registered under the laws of the People's Republic of China)
•	Power-One Limited (a company incorporated under the laws of Hong Kong)
•	Power-One AG (a corporation (Aktiengesellschaft) organized in Switzerland)

Warranty Claim

In the first half of 2014, Power Solutions settled the majority of the warranty claims related to the warranty issue for board mount products. The warranty reserve that the Company had established on the combined balance sheet as of December 29, 2013 (Successor) was sufficient to cover all of these warranty claims.

Arezzo Revenue Agency Claim

As disclosed in Note 2, Power Solutions recognizes only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the position. Subsequent to year-end, there were further developments in a historical claim that was under appeal by the Arezzo Revenue Agency in Italy concerning certain tax matters related to Power-One Asia Pacific Electronics Shenzhen Co. Ltd. ("Power-One China") for the years 2004 to 2006.  On October 13, 2014, there was a court ruling by the Regional Tax Commission of Florence which was in favor of the Arezzo Revenue Agency.  This overturned the previous ruling by the Tax Court of Arezzo in September 2012, which had ruled in favor of Power-One China and cancelled the claim which approximated $12.0 million. No amounts had been recognized in the Company's financial statements related to this matter as the Company believed its position was sustained by the previous ruling.

Power Solutions Business
Combined Condensed Financial Statements as of March
30, 2014 (Successor) and December 29, 2013 (Successor),
for the three months ended March 30, 2014 (Successor) and
March 31, 2013 (Predecessor) (Unaudited)

F-1

Power Solutions Business
Combined Condensed Balance Sheets
(In Thousands, unaudited)

	March 30, 2014	December 29, 2013
	(Successor)	(Successor)
ASSETS
CURRENT ASSETS:
Cash	$25,351	$21,470
Accounts receivable:
Trade, less allowance for doubtful accounts of $211 at March 30, 2014 and $326 at December 29, 2013	47,489	55,569
Other	4,936	3,543
Inventories	31,823	31,372
Prepaid expenses and other current assets	4,099	4,482
Total current assets	113,698	116,436
PROPERTY AND EQUIPMENT, net	29,495	30,092
INTANGIBLE ASSETS, net	21,899	22,816
GOODWILL	20,516	20,485
OTHER ASSETS	534	956
TOTAL ASSETS	$186,142	$190,785

LIABILITIES AND PARENT COMPANY EQUITY
CURRENT LIABILITIES:
Accounts payable	$40,785	$44,810
Income tax payable	996	1,978
Other current liabilities	18,811	21,941
Intercompany loan payable	-	3,700
Total current liabilities	60,592	72,429
OTHER LONG TERM LIABILITIES	30,201	30,137
TOTAL LIABILITIES	90,793	102,566

COMMITMENTS AND CONTINGENCIES (NOTE 8)

PARENT COMPANY EQUITY:
Parent company investment	92,031	85,299
Accumulated other comprehensive income	3,318	2,920
Total Parent company equity	95,349	88,219
TOTAL LIABILITIES AND PARENT COMPANY EQUITY	$186,142	$190,785

See accompanying notes to the unaudited combined condensed financial statements.

F-2

Power Solutions Business
Combined Condensed Statements of Operations
(In Thousands, unaudited)

	Three Months Ended

	March 30, 2014	March 31, 2013
	(Successor)	(Predecessor)
NET SALES	$58,859	$58,479
COST OF GOODS SOLD	44,868	46,795
GROSS PROFIT	13,991	11,684
EXPENSES:
Selling, general and administrative	7,809	8,606
Research, development, and engineering	4,121	4,429
Amortization of intangible assets	283	65
Litigation	-	4,267
Total operating expenses	12,213	17,367
INCOME (LOSS) FROM OPERATIONS	1,778	(5,683)
Other income (expense), net	(195)	603
INCOME (LOSS) BEFORE INCOME TAXES	1,583	(5,080)
PROVISION FOR INCOME TAXES	1,264	2,943
INCOME (LOSS) BEFORE SHARE IN EQUITY LOSS OF JOINT VENTURE	319	(8,023)
SHARE IN EQUITY LOSS OF JOINT VENTURE	-	(141)
NET INCOME (LOSS)	$319	$(8,164)

See accompanying notes to the unaudited combined condensed financial statements.

F-3

Power Solutions Business
Combined Condensed Statements of Comprehensive Income
(In Thousands, unaudited)

	Three Months Ended

	March 30, 2014	March 31, 2013
	(Successor)	(Predecessor)
NET INCOME (LOSS)	$319	$(8,164)
OTHER COMPREHENSIVE LOSS
Foreign currency translation adjustments	398	(1,629)
COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO PARENT COMPANY EQUITY	$717	$(9,793)

See accompanying notes to the unaudited combined condensed financial statements.

F-4

Power Solutions Business
Combined Condensed Statements of Cash Flows
(In Thousands, unaudited)

	Three Months Ended

	March 30, 2014	March 31, 2013
	(Successor)	(Predecessor)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$319	$(8,164)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	2,510	1,556
Equity loss of joint venture	-	141
Stock-based compensation	-	1,071
Net loss (gain) on disposal of property and equipment	(11)	2
Changes in operating assets and liabilities:
Accounts receivable, net	8,128	8,882
Other receivables	(1,474)	(1,013)
Inventories	(773)	(580)
Prepaid expenses and other current assets	351	(416)
Accounts payable	(3,708)	(6,408)
Income taxes	33	3,206
Other liabilities	(3,332)	2,797
Net cash provided by operating activities	2,043	1,074
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(1,013)	(1,128)
Other assets	398	43
Net cash used in investing activities	(615)	(1,085)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of short term inter-company loan	(3,700)	-
Parent Company investment, net	6,225	(9,839)
Net cash provided by (used in) financing activities	2,525	(9,839)
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(72)	(405)
INCREASE (DECREASE) IN CASH	3,881	(10,255)
CASH AT BEGINNING OF PERIOD	21,470	30,121
CASH AT END OF PERIOD	$25,351	$19,866

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$1,554	$505

See accompanying notes to the unaudited combined condensed financial statements.

F-5

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements

NOTE 1. BASIS OF PRESENTATION
Organization- The unaudited combined condensed financial statements of the Company include the accounts of the Power Solutions ("PS" or the "Company") reportable business segment (in accordance with ASC 280) of Power-One, Inc. ("Power-One"), as of and for periods prior to July 25, 2013, when ABB Ltd acquired Power-One as more fully described below, and ABB Ltd ("ABB") as of and for the period from July 25, 2013 to March 30, 2014. For presentation and disclosure purposes within the notes to the combined condensed financial statements, Power-One is referred to as the Parent for all periods presented, although ABB is effectively the ultimate parent as of and for the quarter ended March 30, 2014.

Historically, Power-One was organized into the Renewable Energy ("RE") and the PS segments based on the products and services provided.
The RE segment offers inverters and accessories for the photovoltaic/solar markets. These inverters convert DC energy from solar panels into AC energy for customer use or for the utility grid.
The PS operating segment, headquartered San Jose, California,  has a global sales footprint and has manufacturing facilities in Slovakia and China and a diverse customer base that includes some of the largest corporations and distributors in the world. PS is a leading provider of high-efficiency and high-density power conversion products for server, storage and networking equipment, industrial applications and power systems.  PS also designs and manufactures complete power system solutions for the telecommunications industry, employing both conventional AC/DC systems as well as systems employing alternative energy hybrid solutions for off-grid or poor-grid areas. Many of these products employ state-of-the-art digital and analog controls as well as Power-One's own proprietary Digital Power Technology ("DPT") for AC/DC applications. PS supplies products for a wide range of industrial applications such as transportation, process control, medical and semiconductor test equipment markets. With hundreds of different standard products and the ability to create custom and semicustom products, PS offers one of the most comprehensive product lines in the power conversion and power management industry.

On July 25, 2013, Verdi Acquisition Corporation, a Delaware corporation and indirect wholly-owned subsidiary of ABB, a corporation organized under the laws of Switzerland, merged with and into Power-One (the "Merger") with Power-One surviving the Merger as an indirect wholly-owned subsidiary of ABB. ABB acquired all outstanding shares of Power-One for $6.35 per share in cash. The resulting cash outflows for ABB amounted to $737 million. Although Power-One continued to operate autonomously as a discrete legal entity subsequent to the acquisition, periods prior to July, 25, 2013 reflect the financial position, results of operations, and changes in financial position of the Company prior to the Merger (the "Predecessor") and periods after July 25, 2013 reflect the financial position, results of operations, and changes in financial position of the Company subsequent to the Merger (the "Successor").

Under the guidance provided by the Securities and Exchange Commission ("SEC") Staff Accounting Bulletin Topic 5J, "New Basis of Accounting Required in Certain Circumstances," push-down accounting is required when acquisition transactions result in an entity becoming substantially wholly-owned. As ABB acquired 100% of Power-One, push-down accounting was required.

On April 28, 2014, Bel Fuse, Inc. ("Bel Fuse") announced that it had entered into a definitive agreement to acquire the Company, or the PS business of ABB. The acquisition, which was subject to regulatory approvals and other customary closing conditions, was completed on June 19, 2014. Upon completion of the acquisition of Power Solutions, Bel Fuse paid approximately $110 million cash, net of cash acquired.

F-6

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)

Basis of Presentation— the unaudited combined condensed financial statements are prepared in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP").  These financial statements have been derived from the consolidated financial statements and accounting records of Power-One, principally from statements and records represented in the PS businesses described above, and represent the carve-out stand-alone combined condensed financial statements.  In preparing the combined financial statements in accordance with U.S. GAAP, management made adjustments to the parent entity accounting records. The adjustments relate to the recording of uncertain tax positions and the recording of purchase accounting.
The combined condensed financial statements include the financial position, results of operations and cash flows of the Power Solutions reportable business segment, which consist of the following legal entities:
  Power-One, Inc.
  PAI Capital LLC (a limited liability company organized under the laws of Delaware)
  Power-One AG (a corporation (Aktiengensellschaft) organized in Switzerland)
  Power-One s.r.o. Slovakia
  Power-One Ltd. UK
  Power-One Limited Ireland
  Power-One B.V. Netherlands
  Power-One SAS France
  Power-One Limited Liability Company (a limited liability company organized under the laws of Russia)
  Power-One Co., Ltd. (a wholly foreign-owned enterprise registered under the laws of the People's Republic of China)
  Power-One Asia Pacific Electronics (Shenzhen) Co. Ltd. China
  Power-One Limited (a company incorporated under the laws of Hong Kong)
  Shenzhen SED IPD International Electronics Device Co., Ltd. (CN)
  Power-One Pte. Ltd (incorporated under the Companies Act and a private company limited by shares with a  registered office in Singapore)
  Power-One GmbH (Germany)
  Power-One S.p.A. (Italy)
  Power-One AS (Norway)
  Power-One Energy Solutions Sdn Bhd (Malaysia)
All revenue, assets and liabilities reflected in the combined condensed financial statements are directly associated with the Company.  The Company does not maintain income tax payable or receivable from the Parent, and management has reflected these balances as being settled immediately with the legal tax paying entities in the respective jurisdictions. These settlements are reflected as changes in Parent Company Equity. To the extent possible, expenses are also directly associated with the Company, however, certain general corporate overhead expenses have been allocated by Power-One to the Company using underlying activity drivers as a basis of allocation, including net sales and personnel headcount. Management believes such allocations are reasonable; however, they may not be indicative of the actual results of the Company had the Company been operating as an independent company for the periods presented or the amounts that will be incurred by the Company in the future. Actual costs that may have been incurred if the Company had been a stand-alone company for the periods presented would depend on a number of factors, including the Company's chosen organizational structure, what functions were outsourced or performed by the Company's employees and strategic decisions made in areas such as information technology systems and infrastructure. Note 10, "Related Party Transactions" provides further information regarding general corporate overhead allocations.

F-7

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)

All intercompany balances and transactions have been eliminated. All significant intercompany transactions between the Company and Power-One or the Company and ABB have been included in these combined condensed financial statements and are considered to be effectively settled for cash in the combined condensed financial statements at the time the transaction is recorded, except for a short term loan payable to ABB amounted $3.7, as described in Note 10, "Related Party Transactions". The total net effect of the settlement of these intercompany transactions is reflected in the combined condensed statements of cash flows as a financing activity and in the combined condensed balance sheets as "Parent company investment."

These statements should be read in conjunction with our combined financial statements and notes thereto for the periods from July 26, 2013 - December 29, 2013 (Successor) and December 31, 2012 - July 25, 2013 (Predecessor), and the Years ended December 30, 2012 (Predecessor) and January 1, 2012 (Predecessor). The balance sheet as of December 29, 2013 (Successor) has been derived from the audited financial statements at that date but does not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. The operating results and cash flows for the three month period ended March 30, 2014 are not necessarily indicative of the results that will be achieved for the full fiscal year ending December 28, 2014 or for future periods.

The accompanying combined condensed financial statements have been prepared without audit and reflect all adjustments, consisting of normal recurring adjustments, which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations for the interim periods. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventory valuation, indefinite lived intangible asset impairment, depreciation and amortization, sales returns and discounts, warranty costs, uncertain tax positions and the recoverability of deferred tax assets, stock based compensation, contingencies and the fair value of assets and liabilities disclosed. Due to the inherent uncertainty involved in making estimates, actual results and outcomes may differ from management's estimates and assumptions. The statements have been prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures, normally included in financial statements prepared in accordance with U.S. GAAP, have been condensed or omitted pursuant to such SEC rules and regulations.

The Company's reporting period coincides with the 52 to 53 week period ending on the Sunday closest to December 31, and its fiscal quarters are the 13 to 14 week periods ending on the Sunday nearest to March 31, June 30, September 30 and December 31. The three month periods ended March 30, 2014 and March 31, 2013 were 13 week periods. Material subsequent events were evaluated through December 10, 2014, the date the combined condensed financial statements were available to be issued, and disclosed where applicable.

NOTE 2. PUSH DOWN
On July 25, 2013, Verdi Acquisition Corporation ("Merger Sub"), a Delaware corporation and indirect wholly-owned subsidiary of ABB merged with and into Power-One pursuant to the Agreement and Plan of Merger, dated April 21, 2013, by and among ABB, Merger Sub and Power-One (the "Merger Agreement"), with Power-One surviving the merger as an indirect wholly-owned subsidiary of ABB (the "Merger").
The Company amortizes the intangible assets associated with the acquisition by ABB over their estimated useful life ranging from 5 to 10 years.  The Company depreciates the Property and Equipment over the estimated useful life ranging from 3 to 20 years. Inventory fair value adjustments were amortized over the final 5 months of 2013 so there is no amortization included in the period ending March 31, 2014.

F-8

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)
NOTE 3. INVESTMENTS
The Company has an investment in a joint venture in China which is included in other assets on the Company's combined condensed balance sheets and is accounted for using the equity method. The carrying value of this investment was nil at both March 30, 2014 (Successor) and December 29, 2013 (Successor). During the three months ended March 30, 2014 (Successor) and March 31, 2013 (Predecessor), the Company recorded equity in losses of joint venture of approximately nil and $0.1 million, respectively, in its accompanying combined condensed statements of operations. See Note 10.

NOTE 4. INVENTORIES
Inventories consist of the following (in thousands):
	March 30, 2014 (Successor)	December 29, 2013 (Predecessor)
Raw materials	$19,214	$16,824
Subassemblies-in-process	2,027	1,569
Finished goods	10,582	12,979
	$31,823	$31,372

During the quarters ended March 30, 2014 (Successor) and March 31, 2013 (Predecessor) the Company wrote off approximately $0.5 million and $0.9 million, respectively, related to excess and obsolete inventory and recorded the charges as costs of goods sold in the accompanying combined condensed statements of operations.

NOTE 5. INTANGIBLE ASSETS
Intangible assets consist of the following (in thousands):
	March 30, 2014 (Successor)
	Gross Intangible Assets	Accumulated Amortization	Foreign Currency Translation Adjustment	Net Intangible Assets	Weighted Average Useful Life (In Years)
Amortizable intangibles
Product technology	$12,700	$1,700	$347	$11,347	5
Trade Names	11,300	748	-	10,552	10
Total	$24,000	$2,448	$347	$21,899

F-9

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)

	December 29, 2013 (Successor)
	Gross Intangible Assets	Accumulated Amortization	Foreign Currency Translation Adjustment	Net Intangible Assets	Weighted Average Useful Life (In Years)
Amortizable intangibles
Product technology	$12,700	$1,064	$346	$11,982	5
Trade names	11,300	466	-	10,834	10
Total	$24,000	$1,530	$346	$22,816

In accordance with ASC 350, management considers whether certain impairment indicators are present in assessing whether the carrying value of intangible assets may be impaired. No impairment charges were recorded in the three months ended March 30, 2014 (Successor) and March 31, 2013 (Predecessor).
Total amortization expense for the quarters ended March 30, 2014 (Successor) and March 31, 2013 (Predecessor) were $0.9 million and $0.1 million, respectively. Of the $0.9 million of expense recorded during the quarter ended March 30, 2014 (Successor) approximately $0.3 million was recorded as amortization of intangible assets and $0.6 million was recorded as cost of goods sold.
Estimated future amortization expense is as follows, (in thousands):
Year Ending December 31,	Amortization Expense
2014 (Nine Months)	$2,798
2015	3,730
2016	3,730
2017	3,730
2018	2,646
2019 and after	5,265
Total	$21,899

NOTE 6. OTHER CURRENT LIABILITIES
Other current liabilities consist of the following (in thousands):
	March 30, 2014 (Successor)	December 29, 2013 (Successor)
Accrued warranties, current portion (a)	$6,984	$9,539
Accrued payroll and related expenses	5,519	4,905
Accrued bonuses	1,704	1,890
Accrued expenses	4,604	5,607
	$18,811	$21,941

(a) See Note 7 for more information on the warranty accrual.
F-10

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)

NOTE 7. WARRANTIES
A tabular presentation of the activity within the warranty accrual account is presented below (in thousands):
	Three Months Ended

	March 30, 2014 (Successor)	March 31, 2013 (Predecessor)
Beginning balance	$10,779	$2,234
Charges and costs accrued	(129)	424
Adjustments related to pre-existing warranties (including changes in estimates)	140	(232)
Less charges and repair costs	(2,875)	(330)
Change due to foreign currency	(21)	(26)
Ending balance	$7,894	$2,070

As of March 30, 2014 (Successor), $0.9 million of the accrued warranties were included in other long term liabilities in the accompanying combined condensed balance sheet.  The Company resolved some claims related to its Board Mount products that reduced the overall remaining warranty liability from the beginning of the fiscal year.

NOTE 8. CONTINGENCIES
Legal Proceedings—the Company is involved in various other claims and legal proceedings which have arisen in the normal course of business. Management does not believe that the outcome of any currently pending claims or legal proceedings in which the Company is involved will have a material adverse effect on the Company's combined financial position, results of operations or cash flow.
Indemnification—in the normal course of business the Company periodically enters into agreements to indemnify customers or suppliers against claims of intellectual property infringement made by third parties arising from the use of the Company's products. Historically, costs related to these indemnification provisions have not been significant and the Company is unable to estimate the maximum potential impact of these indemnification provisions on our future results of operations.

NOTE 9. STOCK-BASED COMPENSATION
The Company accounts for stock-based awards in accordance with ASC 718, "Compensation—Stock Compensation." Power-One, Inc. granted stock awards under its 1996 and 2004 stock incentive plans which generally vest between one and four years from the date of grant.  When the Company was acquired by ABB, Inc. in July 2013, all existing options and restricted stock units became fully vested so there are no unvested grants under these plans as of December 29, 2013 and March 30, 2014.  Employees of the Company had 176,473 fully vested stock options with an aggregate market value of $0.6 million which remained unexercised by Power Solution's employees as of March 30, 2014.
ABB, Inc. did not issue any additional options or restricted stock unit grants under the ABB company plan to Power Solution employees.

F-11

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)

NOTE 10. RELATED-PARTY TRANSACTIONS
Trade Activity & Allocation of General Corporate Overhead
As discussed in Note 1, the Company has historically operated as part of the Parent and as a result entered into a number of transactions with other Parent entities (the "Group"). The Group shared many functions and services that were performed by various members of the Parent and costs were allocated across the relevant entities which had benefit during the periods presented herein. The costs were allocated on the basis that management believed was a reasonable reflection of the utilization of each service provided or the benefit received by the Company. The allocated costs, while reasonable, may not be necessarily indicative of the costs that would have been incurred by the Company if it had performed these functions or received these services on a standalone basis.

Corporate Overhead Allocations from Parent—The Parent performed certain corporate overhead functions for the Company and costs associated with these functions have been allocated to the Company and reflected in the financial statements contained herein. These functions include, but are not limited to, executive oversight, legal, finance, human resources, internal audit, financial reporting, tax planning, and investor relations. The amounts allocated to the Company are intended to represent the costs of providing these services, and management believes the allocation methods are reasonable. However, the actual cost of obtaining these individual services, if the Company were a standalone company, could be materially different. A majority of the cost of the services provided by the Parent was determined by allocating a portion of the overall Parent corporate costs to the Company based upon the proportion of the Group's revenue and headcount. Corporate overhead allocations from the Parent of $1.4 million from $2.0 million for the quarters ending March 30, 2014 (Successor) and March 31, 2013 (Predecessor), respectively, are recorded in selling, general and administrative expenses in the income statements.

Short term Intercompany loan payable from ABB—A loan payable amounting to $3.7 million was outstanding as of December 29, 2013 (Successor). Such amount was borrowed subsequent to the ABB acquisition in July 2013 and carried no interest. The loan was subsequently repaid in full in the first quarter of 2014.
Joint Venture
The Company maintains minority ownership in a joint venture located in China. The joint venture may purchase raw components and other goods from the Company and may sell finished goods to the Company as well as to other third parties. The Company records revenue on sales to the joint venture only when the components and goods are for sales to third parties. When the joint venture purchases components that will be assembled and sold back to the Company, no revenue is recorded. The Company also has significant and similar relationships with contract manufacturers. These contract manufacturers may purchase raw components from and sell finished goods back to the Company. No revenue is recognized for these transactions.
The Company paid $1.7 million and $2.8 million for inventory purchased from the joint venture during the quarters ended March 30, 2014 (Successor) and March 31, 2013 (Predecessor), respectively. At March 30, 2014 (Successor) and December 29, 2013 (Successor), the Company owed the joint venture approximately $1.3 million and $2.5 million, respectively, which is included in accounts payable on the accompanying combined condensed balance sheets at the respective dates.

F-12

Power Solutions Business
Notes to Unaudited Combined Condensed Financial Statements (Continued)

NOTE 11. SUBSEQUENT EVENTS
Bel Fuse Inc. Acquisition
On April 25, 2014, Bel Fuse Inc. entered into a Stock Purchase Agreement with Power-One and PWO Holdings B.V., pursuant to which Bel Fuse Inc. would acquire the Power-One Power Solutions business of ABB (the "Agreement"). The transaction, which closed on June 19, 2014, resulted in a purchase price of $110 million in cash, net of cash acquired.

Pursuant to the Agreement, at the closing, Bel Fuse Inc. purchased from the Sellers all of the outstanding equity interests of the following companies:

•	Power-One Limited Liability Company (a limited liability company organized under the laws of Russia)
•	PAI Capital LLC (a limited liability company organized under the laws of Delaware)
•	Power-One Pte. Ltd. (incorporated under the Companies Act and a private company limited by shares with a registered office situated in Singapore)
•	Power-One Co., Ltd. (a wholly foreign-owned enterprise registered under the laws of the People's Republic of China)
•	Power-One Limited (a company incorporated under the laws of Hong Kong)
•	Power-One AG (a corporation (Aktiengesellschaft) organized in Switzerland)

Warranty Claim

In the second quarter of 2014, Power Solutions settled the majority of the warranty claims related to the warranty issue for board mount products. The warranty reserve that the Company had established on the combined condensed balance sheet as of March 30, 2014 (Successor) was sufficient to cover all of these warranty claims.
Arezzo Revenue Agency Claim

Power Solutions recognizes only those tax positions determined to be more likely than not of being sustained upon examination, based on the technical merits of the position. Subsequent to year-end, there were further developments in a historical claim that was under appeal by the Arezzo Revenue Agency in Italy concerning certain tax matters related to Power-One Asia Pacific Electronics Shenzhen Co. Ltd. ("Power-One China") for the years 2004 to 2006.  On October 13, 2014, there was a court ruling by the Regional Tax Commission of Florence which was in favor of the Arezzo Revenue Agency.  This overturned the previous ruling by the Tax Court of Arezzo in September 2012, which had ruled in favor of Power-One China and cancelled the claim which approximated $12.0 million. No amounts had been recognized in the Company's financial statements related to this matter as the Company believed its position was sustained by the previous ruling.

F-13